[     ], 2017

Salvatore Faia
President
The RBB Fund, Inc.
c/o US Bancorp Fund Services
615 E. Michigan St.
Milwaukee, WI  53202

Re:     Boston Partners Investment Funds

Dear Mr. Faia:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, and effective as of the date noted above, Boston Partners Global Investors, Inc. (the “Adviser”) agrees that in order to maintain the established expense ratios of the Boston Partners of The RBB Fund, Inc. (the “Company”), the Adviser shall, until further notice, but in no event terminating before September 1, 2018, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of 1.10% of the Fund's average daily net assets:

If at any time  the total annual fund operating expenses of the Fund are less than 1.10%, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to this Agreement within three years from the date on which such waiver or reimbursement was made by the Adviser if such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.  The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund pursuant to this Agreement, less any reimbursement previously paid by the Fund to the Adviser, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

BOSTON PARTNERS GLOBAL INVESTORS, INC.

By:
	Name:	William G. Butterly, III
	Title:	Chief Operation Officer
Senior Managing Director

Your signature below acknowledges
acceptance of this Agreement:

By:
Salvatore Faia
President
The RBB Fund, Inc.

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